Execution Version
CONFIDENTIAL INFORMATION, MARKED BY BRACKETS AND ASTERISKS ([***]), IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THIS OMITTED INFORMATION.

PURCHASE AND SALE AGREEMENT
between

PETROQUEST ENERGY, L.L.C.

as Seller
and
NORTHSTAR OFFSHORE VENTURES LLC

as Buyer

dated as of
January 31, 2018

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION    5
1.1Defined Terms    5
1.2References    12
1.3Sections    13
1.4Number and Gender    13
ARTICLE II PURCHASE AND SALE    13
2.1Purchase and Sale    13
2.2Excluded Assets    14
2.3Revenues and Expenses    14
ARTICLE III PURCHASE PRICE    15
3.1Purchase Price    15
3.2Seller Payment    15
3.3Adjustments to Purchase Price    16
3.4Adjustment Methodology    17
3.5Final Settlement Statement    17
3.6Disputes    17
3.7Allocation of Purchase Price / Allocated Values    18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    18
4.1Organization, Existence    18
4.2Authorization    18
4.3No Conflicts    19
4.4Consents    19
4.5Bankruptcy    19
4.6Foreign Person    19
4.7Litigation    19
4.8Material Contracts    19
4.9[***].    20
4.10Preferential Rights    20
4.11[***].    20
4.12Imbalances    21
4.13Current Commitments    21
4.14Production Taxes    21
4.15Brokers Fees    21
4.16[***].    21
4.17Delivery of Hydrocarbons    22
4.18Suspense Accounts    22
4.19Non-Operated Assets    22
4.20Hedge Contracts    22
ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES    22
5.1Organization; Existence    22
5.2Authorization    22
5.3No Conflicts    22
5.4Consents    23
5.5Bankruptcy    23
5.6Litigation    23
5.7Regulatory    23
5.8Independent Evaluation    23
5.9Brokers’ Fees    23
5.10Accredited Investor    23
ARTICLE VI CERTAIN AGREEMENTS    24
6.1Successor Operator    24
6.2Governmental Bonds    24
6.3Record Retention    25
ARTICLE VII CLOSING AND POST-CLOSING    25
7.1Date of Closing    25
7.2Place of Closing    25
7.3Closing Obligations    25
7.4Records    26
7.5Further Assurances    26
ARTICLE VIII CONFIDENTIALITY/DISCLAIMERS    26
8.1Confidentiality    26
8.2[***].    27
ARTICLE IX TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS    29
9.1Seller’s Title    29
9.2Preferential Purchase Rights and Consents to Assign    29
ARTICLE X NORM    30
10.1NORM, Wastes and Other Substances    30
ARTICLE XI ASSUMPTION; SURVIVAL, INDEMNIFICATION    31
11.1Assumption by Buyer    31
11.2Indemnities of Seller    32
11.3Indemnities of Buyer    32
11.4Limitation on Liability    33
11.5Express Negligence    33
11.6Exclusive Remedy    33
11.7Indemnification Procedures    33
11.8Survival    35
11.9Waiver of Right to Rescission    36
11.10Insurance, Taxes    36
11.11Non-Compensatory Damages    36
11.12Disclaimer of Application of Anti-Indemnity Statutes    36
11.13Further Cooperation and Access; Retained Liabilities and Excluded Assets    36
ARTICLE XII MISCELLANEOUS    36
12.1Exhibits and Schedules    36
12.2Expenses and Taxes    37
12.3Assignment    37
12.4Preparation of Agreement    37
12.5Publicity    37
12.6Notices    38
12.7Removal of Name    39
12.8Further Cooperation    39
12.9Filings, Notices and Certain Governmental Approvals    39
12.10Entire Agreement; Conflicts    40
12.11Parties in Interest    40
12.12Amendment    40
12.13Waiver; Rights Cumulative    40
12.14Governing Law; Jurisdiction, Venue; Jury Waiver    41
12.15Severability    41
12.16Counterparts    41

LIST OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit A        Leases
Exhibit B        Wells
Exhibit C        Form of Assignment and Assumption Agreement
Exhibit D        Excluded Assets
Exhibit E        Form of Transition Services Agreement

Schedules
Schedule 3.7        Allocated Values
Schedule 4.4        Consents
Schedule 4.7        Litigation
Schedule 4.8        Material Contracts
Schedule 4.9        Violation of Laws
Schedule 4.10        Preferential Rights
Schedule 4.12        Imbalances
Schedule 4.13        Current Commitments
Schedule 4.14        Production Taxes
Schedule 4.17        Delivery of Hydrocarbons
Schedule 4.18        Suspense Accounts

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is executed as of this 31st day of January, 2018, and is between PETROQUEST ENERGY, L.L.C., a Louisiana limited liability company (“Seller”), and NORTHSTAR OFFSHORE VENTURES LLC, a Delaware limited liability company (“Buyer”).
Recitals
Seller desires to sell and convey, and Buyer desires to purchase, the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:
“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
“AFE” shall have the meaning set forth in Section 4.13.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the first paragraph herein.
“Allocated Value” with respect to any Asset, means the amount set forth on Schedule 3.7 under the column “Allocated Value” for such Asset.
“Applicable Contracts” means all Contracts by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Buyer after the Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, owned by Seller and primarily related to the Properties or other Assets, but exclusive of any master service agreements.
“Assets” shall have the meaning set forth in Section 2.1.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement from Seller to Buyer, pertaining to the Assets, in the form attached to this Agreement as Exhibit C.
“Assumed Obligations” shall have the meaning set forth in Section 11.1.
“BOEM” means the Bureau of Ocean Energy Management, Department of the Interior, United States of America, the agency which assumed responsibility for managing environmentally and economically responsible development of the United States’ offshore resources from BOEMRE on October 1, 2011.
“BOEMRE” means the Bureau of Ocean Energy Management, Regulation and Enforcement, Department of the Interior, United States of America, formerly known as MMS.
“BSEE” means the Bureau of Safety and Environmental Enforcement, Department of the Interior, United States of America, the agency which assumed responsibility for safety and environmental oversight of U.S. offshore oil and gas operations from BOEMRE on October 1, 2011. For purposes of this Agreement, the term BSEE includes any predecessor Governmental Authorities.
“Business Day” means a Day other than a Day when federally chartered banks in the United States are required to be closed.
“Buyer” shall have the meaning set forth in the first paragraph herein.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2.
“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).
“Claim” shall have the meaning set forth in Section 11.7(b).
“Claim Notice” shall have the meaning set forth in Section 11.7(c).
“Closing” shall have the meaning set forth in Section 7.1.
“Closing Date” shall have the meaning set forth in Section 7.1.
“Closing Deliverables” shall have the meaning set forth in Section 7.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Buyer dated August 31, 2017.
“Contract” means any written contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or a real or immovable property related to or used in connection with the operations of any Assets.
“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer, that are customarily obtained after the assignment of properties similar to the Assets.
“Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.
“Dispute Notice” shall have the meaning set forth in Section 3.5.
“Dollars” means United States Dollars.
“Effective Time” shall mean 7:00 a.m. (Central Standard Time) on December 1, 2017.
“Encumbrance” shall mean any lien, security interest, pledge, charge or encumbrance.
[***].
[***].
“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records, and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3, all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (A) production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes or (C) any taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; (l) any engineering, geophysical, geologic and other seismic and related technical data and information relating to the Properties that cannot be conveyed to Buyer as contemplated in Section 2.1(h); (m) any reserve reports, economic valuation analyses or reports and any excerpts thereof (n) documents prepared or received by Seller with respect to (A) lists of prospective purchasers for such transactions compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets, (C) analyses by Seller of any bids submitted by any prospective purchaser, (D) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (E) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (n) any offices, office leases or personal property located on such sites; (o) any Hedge Contracts; (p) any debt instruments; and (q) any assets specifically listed on Exhibit D.
“Final Price” shall have the meaning set forth in Section 3.5.
“Final Settlement Date” shall have the meaning set forth in Section 3.5
“Final Settlement Statement” shall have the meaning set forth in Section 3.5.
“Fundamental Representations” [***].
“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power, including but not limited to, BOEM, BOEMRE and BSEE, the Texas Railroad Commission, the Texas General Land Office, the Louisiana Department of Mineral Resources and the Louisiana Office of Conservation; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
[***].

“Hedge Contract” shall mean any Contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalance” means (i) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled and (ii) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage, or processing facility.
“Indebtedness” of any Person shall mean, without duplication: (i) all obligations of such Person created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); and (ii) all obligations of such Person evidenced by a note, bond, debenture, or similar instrument.
“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following Persons: [***].
“Lands” shall have the meaning set forth in Section 2.1(a).
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning set forth in Section 2.1(a).
“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage, or if applicable, environmental damage or remediation.
“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operations, or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide, or any outbreak of hostilities or war, (iii) any effect resulting from a change in Laws from and after the date of this Agreement; (iv) any reclassification or recalculation of reserves in the ordinary course of business; (v) any changes in the prices of Hydrocarbons; and (vi) natural declines in well performance.
“Material Contract” shall have the meaning set forth in Section 4.8.
“MMS” shall mean the Minerals Management Service.
“Net Revenue Interest”, with respect to any Lease or Well, means the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Lease or Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.
“NORM” shall mean naturally occurring radioactive material.
“Operating Expenses” shall have the meaning set forth in Section 2.3.
“Permitted Encumbrances” shall mean:
(a)    lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Lease or Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A and Exhibit B for such Lease or Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset increases in the same proportion as any increase in such Working Interest);
(b)    preferential rights to purchase and required third party consents to assignments and similar agreements;
(c)    liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(d)    Customary Post-Closing Consents;
(e)    conventional rights of reassignment;
(f)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;
(g)    rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership;
(h)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Assets which do not materially impair the use of the Assets as currently owned and operated;
(i)    vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(j)    liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(k)    any encumbrance affecting the Assets which is expressly assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;
(l)    non-approval by Governmental Authority of an assignment into Seller of a Lease, Well, or other interest.
(m)    any matters referenced on Exhibit A and Exhibit B; and
(n)    the Leases and all other liens, charges, encumbrances, Contracts (including the Applicable Contracts), agreements, instruments, obligations, defects, and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the Assets (as currently owned and operated), do not reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Lease or Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A and Exhibit B for such Lease or Well (unless the Net Revenue Interest for such Asset increases in the same proportion as any increase in such Working Interest).
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” shall have the meaning set forth in Section 2.1(f).
“Property” or “Properties” shall have the meaning set forth in Section 2.1(b).
“Purchase Price” shall have the meaning set forth in Section 3.1
“Records” shall have the meaning set forth in Section 2.1(h).
“Remediate” or “Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
“Retained Liabilities” shall have the meaning set forth in Section 11.1.
“Seller” shall have the meaning set forth in the first paragraph of this Agreement.
“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3.
“Seller Payment” shall have the meaning set forth in Section 3.2.
“Survival Period” shall have the meaning set forth in Section 9.1(c).
“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.
“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
“Transition Services Agreement” means the Transition Services Agreement between Seller and Buyer in the form attached to this Agreement as Exhibit E.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Wells” shall have the meaning set forth in Section 2.1(b).
“Working Interest”, with respect to any Lease or Well, means the interest in and to such Well as set forth in Exhibit A and Exhibit B that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.
1.2    References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.
1.3    Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles.
1.4    Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, all of Seller’s right, title and interest in and to the following (less and except for the Excluded Assets, collectively, the “Assets”):
(a)    the oil and gas leases more particularly described in Exhibit A (collectively, the “Leases”), together with any and all other rights, titles, and interests of Seller in and to (i) the leasehold estates created thereby, subject to the terms, conditions, covenants, and obligations set forth in the Leases and/or Exhibit A and (ii) the subsea lands covered by the Leases or included in units with which the Leases may have been pooled or unitized (the “Lands”), including in each case, without limitation, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests, operating and record title interests (as such terms are commonly used by the BOEM), and all other interests of any kind or character;
(b)    all oil and gas wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized that are listed on Exhibit B (the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto (the Leases, the Lands, and the Wells being collectively referred to hereinafter as the “Properties”);
(c)    all rights and interests in, under, or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;
(d)    to the extent that they may be assigned, all Applicable Contracts;
(e)    to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights-of-way and other surface agreements to the extent used primarily in connection with the ownership or operation of the Properties or the Personal Property, including, without limitation, those permits, licenses, servitudes, easements, rights-of-way and other surface agreements set forth on Exhibit A;
(f)    all equipment, machinery, fixtures, and other real, personal, and mixed property, operational and non-operational, known or unknown, located on the Properties or the other Assets described above as of the Effective Time, including, without limitation, saltwater disposal wells, well equipment, casing, rods, tanks, boilers, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, platforms, structures, materials, and other items used or formerly used in the operation thereof (“Personal Property”), including, without limitation, those items of Personal Property set forth on Exhibit A;
(g)    all Hydrocarbons produced from or attributable to the Assets after the Effective Time, and subject to the representation in Section 4.12, all Imbalances relating to the Properties or other Assets; and
(h)    all of the rights, titles, and interests of Seller in and to all of the files, records, information, and data, whether written or electronically stored, primarily relating to the Assets, including, without limitation: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records (v) facility and well records, well logs, facilities and platform design and construction files and records and (vi) all geophysical data, geologic data, engineering data and seismic data to the extent transferable to Buyer at no cost or expense to Seller, including, subject to any applicable privileges or confidentiality restrictions, any interpretations, analyses or other work product derived from such data, which, for the avoidance of doubt, are being provided by Seller to Buyer, in each case, subject in all respects to the disclaimers in Section 8.2, but excluding any of the foregoing items that are Excluded Assets (“Records”).
2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets. If, after Closing, Buyer receives any Excluded Assets, then Buyer shall promptly notify Seller and take all actions necessary to ensure Seller receives or receives the benefit of such Excluded Assets, including without limitation transferring such Excluded Assets to Seller or making a payment to Seller in an amount that provides Seller with an equivalent value of the Excluded Asset (to the extent a monetary value can be reasonably attributed to such Excluded Asset).
2.3    Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. All Operating Expenses attributable to the Assets, in each case that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including without limitation ad valorem, property, severance, production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes, and a reasonable allocation of the costs of insurance) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, but excluding Liabilities, attributable to (i) Liabilities for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (iii) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or Personal Property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, and (v) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense. If Buyer receives revenues for production from the Assets for the production period prior to Effective Time, then Buyer shall remit such revenues to Seller within five (5) Business Days, and Seller shall be responsible for distributing all such amounts, including distributions to royalty owners. Except as set forth below, after Closing, if Seller receives revenues for production from the Assets for the production period on or after the Effective Time, then Seller shall remit such revenues to Buyer within five (5) Business Days, and Buyer shall be responsible for distributing all such amounts, including distributions to royalty owners. If Buyer receives invoices, expenses or joint interest billings for expenses relating to periods prior to Effective Time, then Buyer shall remit such invoices, expenses and joint interest billings to Seller within five (5) Business Days, and Seller shall be responsible for payment of all such amounts. After Closing, if Seller receives invoices, expenses or joint interest billings for expenses relating to periods on or after the Effective Time, then Seller shall remit such invoices, expenses and joint interest billings to Buyer within five (5) Business Days for Buyer’s payment, and Buyer shall be responsible for payment of all such amounts. On or before February 28, 2018, Seller shall pay to Buyer an amount equal to: (i) the revenues for production from the Assets for the production period on or after the Effective Time that Seller has received and is holding as of the Closing Date less (i) (a) any marketing and transportation charges, royalties, overriding royalties, and other burdens upon, measured by, or paid out of such production, including severance taxes, that Seller has paid or that have been deducted by the purchaser of such production; and (b) any amounts set forth in Sections 3.3(a)(ii) and 3.3(a)(iii) that Seller has paid.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The Parties acknowledge and agree that some of the Properties have been allocated a positive value as shown on Schedule 3.7, while other of the Properties have been allocated a negative value as a result of Buyer’s assumption of the Assumed Obligations pursuant to Section 11.1(b) with respect to such Property. As a result, the Parties hereby agree that the consideration for the Assets shall be (A) cash consideration of ($0.00) (the “Purchase Price”), as adjusted and (B) Buyer’s assumption of the Assumed Obligations.
3.2    Seller Payment. Upon the earlier of either: (i) Seller’s receipt from its surety of the first $3,750,000 out of the cash collateral securing Seller’s bonds posted with BOEM and BSEE with respect to the Assets or (ii) forty-five (45) Days after the acceptance of the Buyer’s replacement bonds posted with BOEM and any other applicable Government Authority, Seller shall pay to Buyer the cash amount of THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($3,750,000) (the “Seller Payment”), which the Parties acknowledge and agree is the net amount owed to Buyer resulting from those Assets with negative Allocated Values as set forth on Schedule 3.7.
3.3    Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made post-Closing upon final settlement in Section 3.5. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines, plants and/or platforms (including inventory but excluding line pack volumes or guarantees) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the market value, if there is no contract price, in effect as of the Effective Time), less marketing and transportation charges, amounts payable as royalties, overriding royalties, and other burdens upon, measured by, or payable out of such production and severance taxes deducted by the purchaser of such production (without duplication of any Operating Expenses already accounted for under other provisions of this Section 3.3);
(ii)    an amount equal to all Operating Expenses and other costs and expenses that are attributable to the Assets on or after the Effective Time paid by Seller, whether paid before or after the Effective Time, including, without limitation, (A) bond premiums and a reasonable allocation of insurance premiums paid by or on behalf of Seller attributable to periods on or after the Effective Time (which have been prorated accordingly), (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) ad valorem, property, severance and production taxes and any other taxes (exclusive of income taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom;
(iii)    without duplication of any other amounts set forth in this Section 3.3(a), the amount of all taxes prorated to Buyer but paid by Seller in accordance with Section 12.2; and
(iv)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Assets on or after the Effective Time, net of expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds, and any sales, excise or similar Taxes in connection therewith not reimbursed to Seller by a Third Party purchaser;
(ii)    an amount equal to all other proceeds received by Seller (other than from the sale of Hydrocarbons produced from or allocable to the Assets) to which Buyer is entitled pursuant to Section 2.3;
(iii)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 9.2, for any Properties and other Assets excluded from the Assets pursuant to such Section;
(iv)    without duplication of any other amounts set forth in this Section 3.3, the amount of all taxes prorated to Seller but payable by Buyer in accordance with Section 12.2;
(v)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer; and
(vi)    vi.    an amount equal to all Operating Expenses and other costs and expenses that are attributable to the Assets before the Effective Time paid by Buyer.
3.4    Adjustment Methodology. Actual figures will be used for the adjustments to the Purchase Price at the post-Closing pursuant to Section 3.3 and 3.5. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.5.
3.5    Final Settlement Statement. On or before ninety (90) Days after the last day of the month following Closing (the “Final Settlement Date”), a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (“Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) Days, after receipt of the Final Settlement Statement, Buyer shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If Buyer fails to timely deliver the Dispute Notice to Seller, the statement as delivered by Seller will be deemed to be correct and will be final and binding on the parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the parties hereto. Any difference in the Purchase Price and the Final Price will result in a payment to be made to the owed party by the owing party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party.
3.6    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within fourteen (14) Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to Grant Thornton, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such party may desire to submit. Within twenty (20) Business Days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller.
3.7    Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the aggregate of the unadjusted Purchase Price and the Seller Payment shall be allocated among the Assets, in accordance with the principles of Section 1060 of the Code and the Treasury Regulations, as set forth in Schedule 3.7 of this Agreement. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price and the Seller Payment allocated to such Asset on Schedule 3.7 and such Allocated Value shall be used in calculating adjustments to the aggregate of the Purchase Price and the Seller Payment as provided herein. Buyer and Seller agree (i) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer the following:
4.1    Organization, Existence. Seller is a limited liability company organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own and operate its property (including, without limitation, its interests in the Assets) and to carry on its business as now conducted.
4.2    Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate or partnership action (as applicable) on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
4.3    No Conflicts. Subject to the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license, or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any Law applicable to any Seller or any of the Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
4.4    Consents. Except as set forth in Schedule 4.4, for Customary Post-Closing Consents, under Contracts that are terminable upon not greater than sixty (60) Days’ notice without payment of any fee, and preferential purchase rights set forth in Schedule 4.10, there are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement by Seller.
4.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.
4.6    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
4.7    Litigation. Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings, pending, or to Seller’s Knowledge, threatened against Seller or the Assets.
4.8    Material Contracts.
[***].

4.9    [***].
4.10    Preferential Rights. Except as set forth in Schedule 4.10, there are no preferential rights to purchase that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.
4.11    [***].

4.12    Imbalances. Schedule 4.12 sets forth all material Imbalances associated with the Properties as of the Effective Time.
4.13    Current Commitments. Schedule 4.13 sets forth, as of the date of this Agreement, any authority for expenditures (“AFE”) in excess of $100,000 (net to Seller’s interest) relating to the Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts or any applicable joint operating agreement for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.
4.14    Production Taxes.
[***].
4.15    Brokers Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
4.16    [***].

4.17    Delivery of Hydrocarbons. Except as set forth on Schedule 4.17, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery. None of the revenues attributable to the Seller’s interests in any producing Well are being held in suspense.
4.18    Suspense Accounts. Except as set forth in Schedule 4.18, as of the date set forth on such Schedule, Seller does not hold any funds in suspense with respect to any of the Assets.
4.19    Non-Operated Assets. Any representation made by Seller in Section 4.8 through 4.18 with respect to Assets not operated by Seller shall be limited to Seller’s Knowledge.
4.20    Hedge Contracts. There are no Hedge Contracts that will burden the Assets or that will be binding on Buyer, in each case, after Closing.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller the following:
5.1    Organization; Existence. Buyer is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.
5.2    Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate or partnership action (as applicable) on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Seller will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
5.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (ii) result in a default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (iii) violate any Law or order applicable to Buyer or any of its property, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.
5.4    Consents. There are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.
5.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.
5.6    Litigation. There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative, or arbitration proceedings pending, or to Buyer’s knowledge, threatened in writing against Buyer, or to which Buyer is a party, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.
5.7    Regulatory. Buyer is now, and hereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions (including the federal and state waters in the Gulf of Mexico) where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer or an affiliate of Buyer currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds, parent company guarantees or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for such operations with all Governmental Authorities having jurisdiction over such operations.
5.8    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.
5.9    Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.
5.10    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE VI
CERTAIN AGREEMENTS
6.1    Successor Operator. While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets it operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator effective as of the Closing at no cost or expense to Seller and to designate and/or appoint by assignment, to the extent legally possible, Buyer as successor operator effective as of the Closing.
6.2    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or as soon as practicable after the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary for Buyer’s ownership or operation of the Assets and Buyer agrees to use its commercially reasonable efforts to support Seller’s efforts to cause the cancellation or return to Seller of such bonds and guarantees posted (or supported) by Seller. In addition, at or prior to Closing or, to the extent necessary, promptly thereafter, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets. Buyer also may provide evidence that such replacements are not necessary as a result of existing bonds and guarantees that Buyer has previously posted as long as such existing bonds or guarantees are adequate to secure the release of those bonds and guarantees posted (or supported) by Seller.
Notwithstanding anything herein to the contrary, if Buyer has not materially complied with its obligations to obtain or cause to be obtained all required replacement bonds, letters of credit, guarantees and/or other security with BOEM and/or BSEE as contemplated in this Section 6.2 within one hundred eighty (180) days after Closing, then, in addition to Seller’s other rights and remedies under this Agreement, at Law, and in equity, Seller shall have the right to elect, in its sole discretion (but after reasonable prior consultation with Buyer and subject to Buyer’s right to cure in the following sentence), to terminate and rescind this Agreement by sending written notice to Buyer. Buyer shall then have a period of thirty (30) days after receipt of such notice from Seller in which to attempt to obtain or cause to be obtained all such required replacement bonds, letters of credit, guarantees and/or other security with BOEM and/or BSEE as contemplated in this Section 6.2. If Buyer is unable to obtain or cause to be obtain such required replacement bonds, letters of credit, guarantees and/or other security within such 30-day period, then Seller may terminate and rescind this Agreement. Upon such termination and rescission, (i) this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be considered void ab initio and (ii) the Parties shall thereafter cooperate in good faith to take all such actions as may be necessary or advisable to return each Party to the same position they were in before entering into this Agreement and the other Transaction Documents, including (but not limited to) a complete accounting and reconciliation of all net revenues received, all Operating Expenses and capital costs incurred, and any plugging and abandonment and decommissioning costs incurred, in each case, between the Effective Date and the date of termination of this Agreement; provided, however, Buyer shall have the right to retain all COPAS overhead amounts paid to Buyer by non-operators during such period.
6.3    Record Retention. Buyer, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (iii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 of this Agreement for review and copying at Seller’s expense.
ARTICLE VII
CLOSING AND POST-CLOSING
7.1    Date of Closing. The sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on January 31, 2018.
7.2    Place of Closing. The Closing shall be held at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, or at such other location as may be mutually agreed upon by Seller and Buyer.
7.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others (collectively, the “Closing Deliverables”):
(a)    Seller and Buyer shall execute and deliver the Assignment and Assumption Agreement, in sufficient counterparts to facilitate recording in the applicable counties and parishes, covering the Assets, which instruments will each contain a special warranty of title.
(b)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, if any.
(c)    Seller and Buyer shall execute and deliver the Transition Services Agreement.
(d)    Seller shall execute and deliver on forms supplied by Buyer and reasonably acceptable to Seller letters in lieu directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time.
(e)    Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
(f)    Subject to Section 6.2, to the extent applicable and required under applicable Laws, for any state and/or federal lease included in the Assets, Seller shall deliver designation of operator forms.
(g)     Seller shall deliver, or cause the delivery of, releases and terminations of any mortgages, deeds of trust, and financing statements burdening the Assets.
(h)    Buyer shall deliver to Seller written evidence reasonably satisfactory to Seller, that Buyer’s surety is ready, willing and able, upon consummation of the transactions contemplated under this Agreement and the Transaction Documents, to provide the bonding and other security meeting the requirements of all applicable Governmental Authorities necessary for Buyer to own and, where appropriate, operate, the Assets, which such written evidence may consist of a letter signed by Buyer’s surety stating its commitment to provide such bonding and other security.
(i)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.
7.4    Records. In addition to the obligations set forth under Section 7.3 above, at any time after fifteen (15) Days following the Closing pursuant to Buyer’s reasonable instructions, Seller shall deliver to Buyer possession of the Records except for such Records necessary for Seller to perform its post-Closing obligations under this Agreement and/or the Transition Services Agreement; provided that Seller may make and retain copies of all Records for its own files.
7.5    Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.
ARTICLE VIII
CONFIDENTIALITY/DISCLAIMERS
8.1    Confidentiality. Subject to Section 12.5 and without limiting the obligations of the parties under the Confidentiality Agreement, the parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for (a) disclosures to (i) partners, employees, officers, directors, members, equity owners (existing and potential) and counsel of a party or any of its Affiliates; (ii) any consultant or agent retained by a party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such party’s acquisition of and operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity of the parties and (b) any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that are (i) included in any offering documents or financing documents related to any financing transaction of Buyer to be consummated in connection with the transactions contemplated hereby; or (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the parties or their respective Affiliates; and provided, further, that prior to making any such permitted disclosures, the party disclosing such information shall obtain an undertaking of confidentiality from each such receiving party to the extent practicable. The foregoing prohibitions shall not apply with respect to information that a party has lawfully received from a third person without a known obligation of confidentiality to such party or to information which is generally known or becomes known to the public without violation of such party’s non-disclosure obligations hereunder. If the Closing should occur, the foregoing confidentiality restriction of the parties, or the confidentiality restriction arising under the Confidentiality Agreement, shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, and (ii) the Excluded Assets) and Seller’s rights under any other confidentiality agreements with other prospective purchasers of the Assets shall be deemed assigned to the Buyer. In the event of any conflict or ambiguity between this Agreement and the Confidentiality Agreement, the terms and conditions of this Agreement shall prevail.
8.2    [***].

[***].

ARTICLE IX
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
9.1    Seller’s Title.
(a)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 9.1(b), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, with respect to any of the Assets, shall be pursuant to the special warranty of title set forth in Section 9.1(b).
(b)    Special Warranty of Title. Effective as of the Closing Date, Seller warrants title to the Assets (which for purposes of this special warranty of title will at least be equal to the Working Interest and Net Revenue Interest set forth on Exhibit A and Exhibit B in and to the respective Asset) unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 9.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.
(c)    [***].
9.2    Preferential Purchase Rights and Consents to Assign.
%3.    With respect to each preferential purchase right pertaining to an Asset and the transactions contemplated hereby, Seller, promptly after the Closing, shall send to the holder of each such right a notice, in material compliance with the contractual provisions applicable to such right. In addition, prior to the Closing, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby a notice seeking such party’s consent to the transaction contemplated hereby.
(a)    If any Asset is burdened by a preferential purchase right as of the Closing Date, then (i) such Asset shall be excluded from the Assets conveyed to Buyer at Closing and (ii) there shall be no adjustment to the Purchase Price. If prior to the Final Settlement Date, the holder of the preferential purchase right has elected in writing not to exercise such preferential purchase right or the time for the holder to exercise such preferential purchase right has expired without such holder having made an election, then (i) Seller shall convey the Asset burdened by such preferential purchase right to Buyer pursuant to an assignment in substantially the same form as the Assignment and Assumption Agreement and effective as of the Effective Date; and (ii) the Operating Expenses and revenues attributable to such Asset shall be taken into account in the Final Settlement Statement and calculation of the Final Price as contemplated in Section 2.3 and Article 3 of this Agreement. If the holder of the preferential purchase right elects to exercise such preferential purchase right, then (i) Seller may convey the Asset burdened by such preferential purchase right to the holder of the preferential purchase right in accordance with the terms and conditions of such preferential purchase right; (ii) the Operating Expenses and revenues attributable to such Asset shall not be taken into account in the Final Settlement Statement or calculation of the Final Price; and (iii) the proceeds paid for such Asset by the party exercising the preferential purchase right, if received prior to the Final Settlement Date, shall be credited to Buyer and accounted for in the Final Settlement Statement and calculation of the Final Price, or, if received after the Final Settlement Date, shall be promptly remitted by Seller to Buyer upon receipt of such proceeds.
(b)    All Assets for which preferential purchase rights have been waived, or as to which the period to exercise such right has expired prior to the Closing, shall be sold to Buyer at the Closing pursuant to the provisions of this Agreement.
(c)    If Seller fails to obtain a consent prior to the Closing (except for Customary Post-Closing Consents) and the failure to obtain such consent would cause the assignment of such Asset to Buyer to be void ab initio or the termination of a Lease, then the portion of the Assets subject to such failed consent shall be excluded from the Assets to be conveyed to Buyer to the extent of the interest affected by the consent, and the Seller Payment shall be reduced by the Allocated Value of the relevant Asset allocable to such interest. In the event that a consent (with respect to an Asset excluded pursuant to this Section 9.2(d)) that was not obtained prior to Closing is obtained prior to the date of delivery of the Final Settlement Statement, then, within ten (10) Business Days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and Seller shall pay to Buyer the amount by which the Seller Payment was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment and Assumption Agreement.
ARTICLE X
NORM
10.1    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The Wells, Personal Property, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.
ARTICLE XI
ASSUMPTION; SURVIVAL, INDEMNIFICATION
11.1    Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XI, from and after the Closing Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the following: (a) all obligations and Liabilities, known or unknown, with respect to the Assets, arising on or after the Effective Time, to the extent relating to the use, ownership or operation of the Assets, including but not limited to obligations to (i) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, and (ii) pay working interests, royalties, overriding royalties and other interest owners, revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense; (b) all obligations and Liabilities, known or unknown, with respect to the Assets, arising prior to, on, or after the Effective Time, to the extent relating in any manner to the obligation to (i) properly plug and abandon any and all Wells, including inactive Wells or temporarily abandoned Wells, drilled on the Properties or otherwise pursuant to the Assets, (ii) replug any Well, wellbore, or previously plugged Well listed on Exhibit B on the Properties to the extent required or necessary, (iii) dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise pursuant to the Assets, (iv) clean up, restore and/or Remediate the premises covered by or related to the Assets (including any Environmental Conditions) in accordance with applicable agreements, Laws, and Environmental Laws, (v) the actions, suits or proceedings set forth on Schedule 4.7, Part II and (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”).
Buyer does not assume any obligations or Liabilities of Seller to the extent that they are (x) related to or arising out of the ownership, use or operation of the Excluded Assets, or (y) related to or arising out of the following:
(a)    the payment, underpayment or non-payment of taxes relating to the Assets for periods prior to the Effective Time for which Seller is responsible pursuant to Section 12.2(b);
(b)    the actions, suits or proceedings, if any, set forth on Schedule 4.7, Part I and Schedule 4.14;
(c)    any Indebtedness or security in respect thereof created by Seller;
(d)    any Hedge Contracts or security in respect thereof created by Seller;
(e)    personal injury or death relating to the Assets, to the extent that such personal injury or death occurred prior to the Effective Time and during Seller’s ownership of the Assets;
(f)    any government fines or penalties resulting from the violation of any Laws (including Environmental Laws) by Seller or its Affiliates or their respective employees, agents or contractors (including any contractor or subcontractor of any of the foregoing) at any time prior to the Effective Time;
(g)    the obligations and Liabilities, known or unknown, with respect to the Assets, arising prior to the Effective Time, expressly limited to the obligation to pay working interests, royalties, overriding royalties and other interest owners, revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense (but only to the extent that such suspended funds are not transferred to Buyer, or under Buyer’s control at Closing); or
(h)    any employment agreement relating to Seller’s personnel.
The items listed under Section 11.1(y)(i) through 11.1(y)(vii) are hereinafter collectively referred to as the “Retained Liabilities”.
11.2    Indemnities of Seller. [***].
11.3    Indemnities of Buyer. [***].

11.4    Limitation on Liability.
[***].
11.5    Express Negligence. THE INDEMNIFICATION, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
11.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, Sections 6.2, 9.1, 11.2 and 11.3 contain the parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in this Agreement. Except for the remedies contained in Section 9.1 and 11.2, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such parties' stockholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates, excluding, however, any contractual rights (apart from this Agreement) existing as of the date hereof between (i) Buyer or any of Buyer's Affiliates, on the one hand and (ii) Seller or any of Seller's Affiliates, on the other hand, under contracts between them relating to the Assets (if any).
11.7    Indemnification Procedures. All claims for indemnification under Sections 11.2 and 11.3 shall be asserted and resolved as follows:
(a)    For purposes of this Article XI, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XI, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XI.
(b)    To make claim for indemnification under Sections 1.2 or 11.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.7 shall not relieve the Indemnifying Party of its obligations under Sections 11.2 or 11.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) Days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) Day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) Days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 Day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
(g)    Notwithstanding anything herein to the contrary, Seller shall have the right, at its sole cost and expense and with counsel of its choosing, to defend, prosecute and manage the litigation and related proceedings retained by Seller under Section 11.1(b) and listed on Schedule 4.7, Part I. Seller shall have full and complete control of such defense, prosecution and management, including any compromise or settlement thereof, without requiring the consent or advice of Buyer. Buyer shall cooperate in good faith with Seller and, upon Seller’s reasonable request and at Seller’s direction, take all such actions (at no out of pocket cost or expense to Buyer, unless Seller agrees to reimburse Buyer for any such out of pocket costs or expenses) as may be necessary or advisable to facilitate Seller’s defense, prosecution and management of such litigation and related proceedings, including (without limitation) providing Seller with access to any relevant Records in Buyer’s possession and submitting any filings with, seeking any approvals of and making all appearances before any applicable Governmental Authority (provided that Seller and Seller’s representatives may accompany Buyer to any such appearances).
11.8    Survival.
[***].

11.9    Waiver of Right to Rescission. Except as provided in Section 6.2, Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. Except as provided in Section 6.2, as the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
11.10    Insurance, Taxes. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding insurance actually received by Buyer attributable to insurance carried or provided by Seller.
11.11    Non-Compensatory Damages. [***].
11.12    Disclaimer of Application of Anti-Indemnity Statutes. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
11.13    Further Cooperation and Access; Retained Liabilities and Excluded Assets. Buyer acknowledges and agrees that Seller will need access to certain Assets after Closing to perform, fulfill and discharge certain of Seller’s obligations relating to its Retained Liabilities, including (without limitation) the decommissioning, removal or abandonment of Excluded Assets. Where Buyer is the operator of any such Asset, Buyer shall provide Seller with reasonable access to such Asset sufficient to allow Seller to perform, fulfill and discharge such obligations in accordance with good industry practice and in compliance with applicable Laws, subject to Seller and/or Seller’s representatives’ execution and delivery to Buyer of an industry standard boarding agreement. If Buyer is not the operator of any such Asset, then Buyer shall use its commercially reasonable efforts to cause the operator to provide Seller with such access, which may be subject to Seller and/or Seller’s representatives’ execution of an industry standard boarding agreement. Buyer acknowledges and agrees that Seller shall have the right, at its sole cost and expense and with personnel and contractors of its choosing and subject to Seller’s indemnity obligations under Section 11.2, to perform, fulfill and discharge any such obligations. Seller shall have full and complete control of the performance, fulfillment and discharge of any such obligations, without requiring the consent or advice of Buyer. Buyer shall cooperate in good faith with Seller and, upon Seller’s reasonable request and at Seller’s direction, take such actions as may be necessary or advisable to facilitate Seller’s performance, fulfillment and discharge of such obligations, including (without limitation) providing Seller with access to any relevant Records in Buyer’s possession.
ARTICLE XII
MISCELLANEOUS
12.1    Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.
12.2    Expenses and Taxes.
%3.     Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.
(a)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest) and assessed against the Assets by any taxing authority for any period prior to the Effective Time, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and property taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Time to the total number of days in the year as applied to the amount of ad valorem and property taxes for the most recent year for which the amount of such taxes can be finally determined at the Closing. Buyer shall be responsible for payment to the taxing authorities of all ad valorem and property taxes for the current year, except to the extent Seller has paid all or a portion of the ad valorem and property taxes to the taxing authorities for the current tax year.
12.3    Assignment. This Agreement may not be assigned by Buyer or Seller without prior written consent of the other party, provided that Buyer may assign this Agreement or the Assets after Closing to an Affiliate (which remains an Affiliate of Buyer) upon prior written notice to Seller. No assignment of any rights hereunder by either party shall relieve such party of any obligations and responsibilities hereunder.
12.4    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
12.5    Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.
12.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:
If to Seller:
PetroQuest Energy, L.L.C.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Attention: Ed Abels
Fax: (337) 232-0044
Email:     eabels@petroquest.com

With a copy to:

Porter Hedges, LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: Robert H. Thomas
Fax: (713) 226-6236
Email:     bthomas@porterhedges.com

If to Buyer:
Northstar Offshore Ventures LLC
11 Greenway Plaza, Suite 2800
Houston, TX 77046
Attention: Brian Macmillan
Sr. Vice President - Land
Fax: (713) 626-3444
Email: BMac@nstaroffshore.com

With a copy to:

Crady, Jewett & McCulley, LLP
2727 Allen Parkway, Suite 1700
Houston, Texas 77019-2125
Attention: Lawrence E. Glenn
Fax: (713) 739-8403
Email: lglenn@cjmlaw.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The parties hereto may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 15.6.
12.7    Removal of Name. As promptly as practicable, but in any case within thirty (30) Days after the date Buyer is approved as owner and operator of the Assets by BOEM, Buyer shall eliminate the names PetroQuest Energy, LLC, “PetroQuest”, and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
12.8    Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.
12.9    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (i) contemporaneously (x) file all state/federal assignments executed at Closing with all applicable state or federal agencies and (y) post all bonds, letters of credit, guarantees and other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets including, any and all bonds, letters of credit, guarantees and other security that may be required in excess of its existing lease, pipeline or Buyer’s existing area-wide bond in order for Seller’s bonds and other security to be released; and (ii) actively pursue the unconditional approval of all applicable Governmental Authorities of the Assignment of the Assets to Buyer and the designation of Buyer as the operator thereof. Buyer shall cooperate with Seller in Seller’s efforts to actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing. Promptly after the date Buyer is approved as owner and operator of the Assets by BOEM and any other applicable Governmental Authority, but not before, Buyer shall (a) record the Assignment of the Assets executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) to the extent not already obtained, actively pursue the unconditional approval of all applicable Governmental Authorities of the Assignment of the Assets to Buyer and the designation of Buyer as the operator thereof and (d) to the extent not already obtained, actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer hereunder. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond in order for Seller’s bonds to be released.
12.10    Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS AND SCHEDULES HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.10.
12.11    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors, and assigns. No other person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.
12.12    Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto against whom enforcement is sought.
12.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
12.14    Governing Law; Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
12.15    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
12.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by facsimile transmission shall be deemed an original signature hereto.
IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

SELLER:

PETROQUEST ENERGY, L.L.C.

By: /s/ Arthur M. Mixon, III
Arthur M. Mixon, III
Executive Vice President – Operations & Production

BUYER:

NORTHSTAR OFFSHORE VENTURES LLC

By:    /s/ David L. Dean
David L. Dean
President and Chief Executive Officer